Exhibit 16.1



April 12, 2002

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Republic First Bancorp, Inc. and subsidiaries (the "Company") and, under the date of January 22, 2002, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2001 and 2000. On April 5, 2002, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated April 5, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the decision to change accountants was approved by the board of directors.

Very truly yours,


/s/ KPMG LLP



cc:      Mr. Paul Frenkiel
         Executive Vice President & Chief Financial Officer
         Republic First Bancorp, Inc.
         1608 Walnut Street
         10th Floor
         Philadelphia, PA 19109




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